                              AMRESCO, INC.
              EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                           Three Months Ended March 31,
                                                1995          1994
                                            ----------     ----------
Net income                                  $3,155,000     $4,936,000

Primary
Weighted average shares outstanding         23,706,900     22,451,754
Net effect of dilutive stock options
  based on the Treasury stock method
  using average market price                   475,927        814,712
                                            ----------     ----------
Total                                       24,182,827     23,266,466
                                            ==========     ==========
Earnings per share                               $0.13          $0.21
                                            ==========     ==========

Fully diluted (a)
Weighted average shares outstanding         23,706,900     22,451,791
Net effect of dilutive stock options
based on the Treasury stock method
 using the higher of average or ending
 market price                                  531,902        830,345
                                            ----------     ----------
Total                                       24,238,802     23,282,136
                                            ==========     ==========

Earnings per share                               $0.13          $0.21
                                            ==========     ==========

(a) Fully diluted earnings per share is not presented for any period in the financial statements as it is less than 3% dilutive and is, therefore, not required to be shown under Accounting Principles Board Opinion No. 15.


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